Exhibit 99.1

Ameriprise Financial, Inc.
Ameriprise Financial Center
Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Second Quarter 2013 Results

Second quarter 2013 net income(1) per diluted share was $1.54.

Operating earnings per diluted share were $1.69.

Second quarter 2013 return on equity excluding AOCI was 15.5 percent.
Operating return on equity excluding AOCI was a record 17.9 percent.

MINNEAPOLIS – July 24, 2013 – Ameriprise Financial, Inc. (NYSE: AMP) today reported strong second quarter 2013 results. Net income(1) was $322 million, or $1.54 per diluted share, compared to $224 million, or $0.99 per diluted share, a year ago. Operating earnings were $352 million, or $1.69 per diluted share, compared to $254 million, or $1.13 per diluted share, a year ago.

Operating net revenues grew 9 percent to $2.7 billion, primarily driven by robust client net inflows, increased client activity and market appreciation, partially offset by the decline in net investment income from low interest rates.

Operating expenses increased 6 percent to $2.3 billion, primarily reflecting higher distribution costs from business growth. The company’s ongoing focus on expense discipline resulted in general and administrative expenses remaining flat compared to a year ago.

The company continues to return capital to shareholders while maintaining a strong financial foundation. In the quarter, a total of $488 million was returned to shareholders through share repurchases and dividends. During the past four quarters, 134 percent of operating earnings was returned to shareholders.

Return on shareholders’ equity excluding accumulated other comprehensive income (AOCI) was 15.5 percent for the 12 months ended June 30, 2013. Consistent with its strategy, the company has steadily expanded its return, with operating return on equity excluding AOCI reaching 17.9 percent at quarter end, a 270 basis point increase from a year ago.

“Ameriprise delivered another quarter of strong financial results,” said Jim Cracchiolo, chairman and chief executive officer. “Revenues and earnings were up nicely; in fact, our operating return on equity reached an all-time high of 17.9 percent.”

“All of our business segments performed well, most notably Advice and Wealth Management. We’re experiencing good growth in client acquisition and strong client net inflows, which are key drivers of advisor productivity gains. Even with the pressure of low interest rates, we’re delivering meaningful growth in profitability.

“With our strong capital position and ability to generate free cash flow, we’re able to reinvest in the business and consistently return capital to shareholders through dividends and share repurchases.”

(1)       Net income represents net income from continuing operations attributable to Ameriprise Financial

Ameriprise Financial, Inc.

Second Quarter Summary

	Quarter Ended June 30,		% Better/	Per Diluted Share Quarter Ended June 30,		% Better/
(in millions, except per share amounts, unaudited)	2013	2012	(Worse)	2013	2012	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$322	$224	44%	$1.54	$0.99	56%
Adjustments, net of tax (1) (see reconciliation on p. 11)	30	30		0.15	0.14
Operating earnings	$352	$254	39%	$1.69	$1.13	50%
Weighted average common shares outstanding:
Basic	204.9	221.7
Diluted	208.6	225.6

(1)   After-tax is calculated using the statutory tax rate of 35%.

The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed living benefits net of hedges and related deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and income or loss from discontinued operations.

The company’s financial results in the quarter included a gain from the sale of Threadneedle’s strategic business investment in Cofunds and several items that are detailed in a table on page 12. The net effect of the gain and these items was a $2 million after-tax benefit to earnings, or $0.01 per diluted share in the quarter.

In addition, results in the prior year period included $12 million, or $0.05 per diluted share, in after-tax operating earnings from former banking operations that ceased in the fourth quarter of 2012.

Taxes

The first quarter 2013 operating effective tax rate was 27.9 percent compared to 36.3 percent a year ago due to the previously disclosed tax item in the year ago period. The company estimates that its 2013 operating effective tax rate will be in the 26 to 28 percent range.

Second Quarter 2013 Business Highlights

•                  Assets under management and administration were $703 billion—a 7 percent increase from a year ago driven by Ameriprise advisor client net inflows and market appreciation.

•                  Ameriprise advisor client assets grew 13 percent to $373 billion from net inflows, client acquisition and market appreciation.

•                  Wrap net inflows increased 18 percent to $3.1 billion. Total wrap assets increased 20 percent to $136 billion.

•                  Operating net revenue per advisor, excluding results from former banking operations, improved 17 percent to $110,000.

•                  The company added 88 experienced advisors during the quarter, which was consistent with the year ago period.

•                  Asset Management segment AUM of $459 billion increased 3 percent from a year ago, driven by market appreciation, partially offset by an unfavorable impact from foreign exchange and net outflows. Net outflows were $2.1 billion in the quarter.

•                  On a global basis, the company managed 123 four- and five-star Morningstar-rated funds, including 51 Columbia Management funds and 72 Threadneedle funds.

•                  The company made progress strengthening its global asset management capability, bringing together existing Emerging Market Debt and Emerging Market Equity investment teams from Columbia Management and Threadneedle Investments to create global teams that benefit from the full resources and capabilities of both organizations.

•                  Variable annuity cash sales increased 20 percent from a year ago. The company added three new managed volatility funds for its variable annuity with living benefits and additional fund offerings within its product line of variable annuities without living benefit riders.

•                  Life and health insurance cash sales grew 32 percent from a year ago, reflecting solid indexed universal life insurance sales and expanded variable universal life insurance sales.

•                  Auto and home policies in force continued to grow steadily, up 10 percent from a year ago.

•                  The company announced the launch of its exclusive Confident Retirement® approach that helps clients and advisors address four fundamental areas of retirement planning:  covering essentials, ensuring a lifestyle, preparing for the unexpected, and leaving a legacy.

Balance Sheet Summary as of June 30, 2013

•                  Cash and cash equivalents were $2.3 billion, with $0.9 billion at the holding company. In addition, the holding company holds $0.7 billion in high-quality, short-duration securities.

•                  Excess capital remained over $2 billion after the return of $488 million to shareholders during the quarter through share repurchases and dividends.

•                 The company repurchased 4.9 million shares of its common stock in the quarter for $380 million.

•                  The total investment portfolio ended the quarter with $1.7 billion in net unrealized gains.

•                  RiverSource Life Insurance Company’s estimated risk-based capital ratio was approximately 470 percent.

Segment Summaries

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Advice & Wealth Management
Net revenues	$1,076	$953	13%
Expenses	924	842	(10)
Pretax operating earnings	$152	$111	37

Operating results included former banking operations:
Net revenues	$—	$34	NM
General and administrative expense	—	16	NM
Operating earnings	$—	$18	NM

	Quarter Ended June 30,		% Better/
	2013	2012	(Worse)
Retail client assets (billions)	$373	$331	13%
Mutual fund wrap net flows (billions)	$3.1	$2.6	18%
Operating net revenue per advisor, excluding former banking operations (thousands)	$110	$94	17%

NM  Not Meaningful — variance of greater than 100%

Advice & Wealth Management pretax operating earnings increased 37 percent to $152 million, reflecting robust revenue growth and expense controls. Earnings growth included a $15 million unfavorable impact in the 2013 period from lower interest rates, as well as the absence of $18 million of earnings from former banking operations.

Second quarter 2013 pretax operating margin was 14.1 percent compared to 11.6 percent a year ago. Results in the year ago quarter included earnings from former banking operations, which contributed 150 basis points to operating margin.

Operating net revenues grew 13 percent to $1.1 billion driven by asset growth in fee-based accounts from client inflows and market appreciation, and improved client activity across annuity, insurance and financial products. The company generated robust revenue growth even after absorbing the bank transition and the negative impact of lower interest rates.

Operating expenses increased 10 percent to $924 million as business growth resulted in higher distribution expenses and higher accruals for retention and performance-based compensation. General and administrative expenses declined 6 percent, demonstrating ongoing expense discipline and the impact of former banking operations.

Total retail client assets grew 13 percent to a record $373 billion driven by client net inflows, client acquisition and market appreciation. Wrap net inflows increased 18 percent to $3.1 billion, and brokerage cash balances reached $18.5 billion. The combination of asset growth and improved client activity drove a 17 percent increase in operating net revenue per advisor, excluding results from former banking operations.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Asset Management
Net revenues	$822	$707	16%
Expenses	623	577	(8)
Pretax operating earnings	$199	$130	53

Items included in operating earnings:
Threadneedle gain on sale – Cofunds	$30	$—	NM

	Quarter Ended June 30,		% Better/
	2013	2012	(Worse)
Total segment AUM(1) (billions)	$459	$446	3%
Columbia Management AUM	$335	$332	1%
Threadneedle AUM	$127	$117	9%

Total segment net flows (billions)	$(2.1)	$(6.6)	68%
Retail net flows	$(0.9)	$(3.8)	77%
Institutional net flows	$(0.8)	$(2.5)	66%
Alternative net flows	$(0.4)	$(0.3)	(14)%

(1)   Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s Second Quarter 2013 Statistical Supplement available at ir.ameriprise.com.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings increased 53 percent to $199 million and included an expected $30 million gain from the sale of a strategic business investment in Cofunds. In addition, earnings included a benefit from the normal course of a CDO liquidation in the quarter.

Second quarter 2013 adjusted net pretax operating margin was 36.2 percent compared to 33.7 percent a year ago and 34.6 percent in the sequential quarter. Adjusted net pretax operating margin excludes the Cofunds gain.

Operating net revenues grew 16 percent to $822 million, primarily driven by asset growth from market appreciation, the previously mentioned gain, higher fees from the CDO liquidation and reengineering benefits, which were partially offset by the impact of net outflows.

Operating expenses increased 8 percent to $623 million, reflecting higher distribution expenses from market growth. General and administrative expenses increased 6 percent from higher performance-based compensation and investments in business growth. Overall, expenses remained well controlled as the company benefited from its expense discipline and reengineering.

Total segment assets under management grew 3 percent from a year ago to $459 billion, reflecting market appreciation, partially offset by net outflows and the impact from foreign exchange.

Asset Management net outflows were $2.1 billion in the quarter. Strong retail client net inflows at Threadneedle were more than offset by retail net outflows at Columbia. Consistent with the industry, outflows in retail fixed income funds were elevated late in the quarter. Institutional net outflows were primarily from legacy insurance assets and low basis point former parent influenced mandates, and were partially offset by the funding of third-party institutional mandates.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Annuities
Net revenues	$641	$628	2%
Expenses	517	512	(1)
Pretax operating earnings	$124	$116	7

Variable annuity pretax operating earnings	$82	$83	(1)%
Fixed annuity pretax operating earnings	42	33	27
Total pretax operating earnings	$124	$116	7

Items included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$(12)	$(11)	(9)%
Valuation model adjustments	$—	$(14)	NM
Insurance industry guaranty fund assessments, primarily related to Executive Life of NY (unaffiliated)	$—	$(6)	NM

	Quarter Ended June 30,		% Better/
	2013	2012	(Worse)
Variable annuity ending account balances (billions)	$70.3	$65.2	8%
Variable annuity net flows (millions)	$(135)	$(147)	8%
Fixed annuity ending account balances (billions)	$13.5	$14.1	(4)%
Fixed annuity net flows (millions)	$(275)	$(177)	(55)%

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings increased 7 percent to $124 million, reflecting new business growth and market appreciation partially offset by fixed annuity spread compression and the unfavorable market impact on DAC and DSIC, primarily from the rise in interest rates. In addition, the prior year period included items noted above that negatively impacted earnings.

Variable annuity operating earnings were $82 million as equity market appreciation offset higher distribution expenses from business growth and market appreciation. In addition, results included $7 million of higher reserve funding and amortization of DAC associated with the unlocking of interest rate assumptions in the third quarter of 2012. The market impact on DAC and DSIC was similar in both the current and prior periods, although the rise in interest rates primarily impacted the current quarter and equity market movements primarily impacted the year ago quarter.

Fixed annuity operating earnings increased 27 percent to $42 million primarily due to $17 million of unfavorable items in the year ago quarter. Underlying earnings in the quarter reflected continued spread compression from low interest rates, partially offset by income accretion related to former bank assets transferred to the insurance company last year.

Variable annuity account balances grew 8 percent to $70 billion driven by market appreciation, partially offset by net outflows. Variable annuity net outflows in the quarter reflected the closed book of RiverSource annuities previously sold through third parties, partially offset by $139 million of net inflows in the Ameriprise channel. Fixed annuity account balances declined 4 percent to $13.5 billion due to ongoing net outflows from low client demand given the interest rate environment.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Protection
Net revenues	$551	$528	4%
Expenses	453	419	(8)
Pretax operating earnings	$98	$109	(10)

Items included in operating earnings:
Market impact on DAC (mean reversion)	$—	$(1)	NM
Reserve release	$—	$9	NM
Disability income insurance reserve adjustment	$(8)	$—	NM

	Quarter Ended June 30,		% Better/
	2013	2012	(Worse)
Life insurance in force (billions)	$193	$191	1%
VUL/UL ending account balances (billions)	$10.2	$9.5	7%
Auto and home policies in force (thousands)	795	725	10%

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings declined 10 percent to $98 million as good performance in life insurance was more than offset by a reserve adjustment in life and health as well as higher auto and home reserves.

Life and health earnings declined 8 percent. Cash sales increased 32 percent to $86 million from growth in indexed universal life insurance and continued improvement in variable universal life insurance sales. The benefits from business growth were more than offset by the unfavorable reserve adjustment in the current quarter and a reserve release in the year ago quarter. Overall claims experience remained within expectations inclusive of the reserve adjustment.

Auto and home results reflected solid premium growth that was offset by increased reserves and catastrophe losses. Steady growth in auto and home policies continued, up 10 percent compared to a year ago. Catastrophe losses were $18 million in the quarter, which were $4 million higher than management’s expectations.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Corporate & Other
Net revenues	$(4)	$7	NM
Expenses	81	74	(9)%
Pretax operating loss	$(85)	$(67)	(27)

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $85 million for the quarter compared to $67 million a year ago. Losses were higher primarily due to how the company accounts for the transfer of former bank assets, as well as higher performance-based compensation expenses and severance. At the consolidated Ameriprise level, the bank-related impact in Corporate was offset by the associated incremental accretion income, primarily in the Annuities segment.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future since 1894. With outstanding asset management, advisory and insurance capabilities and a nationwide network of 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release that the company expects its 2013 operating effective tax rate to be in the 26 to 28 percent range;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the company’s ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2012 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. For information about Ameriprise Financial entities, please refer to the Second Quarter 2013 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended June 30,		Per Diluted Share Quarter Ended June 30,
(in millions, except per share amounts, unaudited)	2013	2012	2013	2012
Net income attributable to Ameriprise Financial	$321	$223	$1.54	$0.99
Less: Loss from discontinued operations, net of tax	(1)	(1)	—	—
Net income from continuing operations attributable to Ameriprise Financial	322	224	1.54	0.99
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	28	9	0.13	0.04
Add: Market impact on indexed universal life benefits, net of tax(1)	1	—	0.01	—
Add: Integration/restructuring charges, net of tax(1)	1	17	0.01	0.08
Add: Net realized losses, net of tax(1)	—	4	—	0.02
Operating earnings	$352	$254	$1.69	$1.13

Weighted average common shares outstanding:
Basic	204.9	221.7
Diluted	208.6	225.6

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended June 30,
(in millions, unaudited)	2013	2012
Total net revenues	$2,749	$2,514
Less: CIEs revenue	12	1
Less: Net realized gains (losses)	—	(5)
Less: Market impact on indexed universal life benefits	(1)	—
Operating total net revenues	$2,738	$2,518

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended June 30,
(in millions, unaudited)	2013	2012
Total expenses	$2,347	$2,215
Less: CIEs expenses	52	54
Less: Market impact on variable annuity guaranteed living benefits	43	16
Less: Market impact on indexed universal life benefits	1	—
Less: Integration/restructuring charges	1	26
Operating expenses	$2,250	$2,119

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended June 30,
(in millions, unaudited)	2013	2012
Operating total net revenues	$2,738	$2,518
Operating expenses	2,250	2,119
Pretax operating earnings	$488	$399

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended June 30,
(in millions, unaudited)	2013	2012
General and administrative expense	$747	$763
Less: CIEs expenses	17	6
Less: Integration/restructuring charges	1	26
Operating general and administrative expense	$729	$731

Ameriprise Financial, Inc.

After-tax(1) Items Included in Operating Earnings

(in millions, except per share amounts, unaudited)	Quarter Ended June 30, 2013	Per Diluted Share Quarter Ended June 30, 2013
Threadneedle gain on sale – Cofunds	$20	$0.10
CDO fund liquidation benefit	$12	$0.06
Market impact on DAC and DSIC	$(8)	$(0.04)
Protection: reserve adjustment & catastrophe losses(2)	$(8)	$(0.04)
True-up of performance based compensation, retention and benefit items as well as severance expense	$(14)	$(0.07)

(1)   After-tax is calculated using the statutory tax rate of 35%.

(2)   Catastrophe losses in the table reflect $3 million (after-tax) of above normal expected levels of claims; total catastrophe losses were $12 million (after-tax) for the quarter.

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2013
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$402	$488
Less: Pretax income (loss) attributable to noncontrolling interests	(40)	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$442	$488
Income tax provision from continuing operations	$120	$136

Effective tax rate	29.6%	27.9%
Effective tax rate excluding noncontrolling interests	26.9%	27.9%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2012
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$299	$399
Less: Pretax income (loss) attributable to noncontrolling interests	(53)	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$352	$399
Income tax provision from continuing operations	$128	$145

Effective tax rate	42.8%	36.3%
Effective tax rate excluding noncontrolling interests	36.4%	36.3%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended
(in millions, unaudited)	June 30, 2013	June 30, 2012	March 31, 2013
Operating total net revenues	$822	$707	$746
Less: Distribution pass through revenues	225	203	214
Less: Subadvisory and other pass through revenues(1)	136	95	98
Adjusted operating revenues	$461	$409	$434

Pretax operating earnings	$199	$130	$144
Less: Operating net investment income(1)	41	2	4
Add: Amortization of intangibles	9	10	10
Adjusted operating earnings	$167	$138	$150

Adjusted net pretax operating margin	36.2%	33.7%	34.6%

(1)       Includes $30 million related to the gain on the sale of Cofunds in second quarter 2013.

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended June 30,
(in millions, unaudited)	2013	2012
Net income attributable to Ameriprise Financial	$1,218	$1,027
Less: Income (loss) from discontinued operations, net of tax	(2)	13
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,220	1,014
Less: Adjustments (1)	(126)	(172)
Operating earnings	$1,346	$1,186

Total Ameriprise Financial, Inc. shareholders’ equity	$8,911	$9,072
Less: Assets and liabilities held for sale	—	16
Less: Accumulated other comprehensive income, net of tax	1,023	804
Total Ameriprise Financial, Inc. shareholders’ equity from continuing operations excluding AOCI	7,888	8,252
Less: Equity impacts attributable to the consolidated investment entities	356	427
Operating equity	$7,532	$7,825

Return on equity excluding AOCI	15.5%	12.3%
Operating return on equity excluding AOCI (2)	17.9%	15.2%

(1)   Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)   Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI; the impact of consolidating investment entities; and the assets and liabilities held for sale using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Revenues
Management and financial advice fees	$1,294	$1,152	12%
Distribution fees	448	396	13
Net investment income	451	472	(4)
Premiums	315	302	4
Other revenues	249	202	23
Total revenues	2,757	2,524	9
Banking and deposit interest expense	8	10	20
Total net revenues	2,749	2,514	9
Expenses
Distribution expenses	760	663	(15)
Interest credited to fixed accounts	198	209	5
Benefits, claims, losses and settlement expenses	490	409	(20)
Amortization of deferred acquisition costs	92	99	7
Interest and debt expense	60	72	17
General and administrative expense	747	763	2
Total expenses	2,347	2,215	(6)
Income from continuing operations before income tax provision	402	299	34
Income tax provision	120	128	6
Income from continuing operations	282	171	65
Loss from discontinued operations, net of tax	(1)	(1)	—
Net income	281	170	65
Less: Net income (loss) attributable to noncontrolling interests	(40)	(53)	25
Net income attributable to Ameriprise Financial	$321	$223	44%